Exhibit 3.3

SHAREHOLDERS’ AGREEMENT ENTERED INTO BETWEEN
THE CONTROLLING SHAREHOLDERS OF TRIKEM S.A. AND
BNDES PARTICIPAÇÕES S.A. – BNDESPAR, WITH TRIKEM S.A.
ACTING AS INTERVENING PARTY

By this instrument, the Parties below:

I - OPP QUIMICA S.A., a joint-stock company with its principal place of business at Rua Eteno, 1582, Camaçari, State of Bahia, enrolled in the National Register of Legal Entities (CNPJ) under No. 16.313.363/0001 -17, herein represented pursuant to its Bylaws, hereinafter referred to individually as OPP, and

ODEBRECHT S.A, a joint-stock company with its principal place of business at Avenida Luiz Viana Filho, n° 2841, Paralela, in the City of Salvador, State of Bahia, enrolled in the National Register of Legal Entities (CNPJ) under No. 15.105.588/0001 -15, herein represented pursuant to its Bylaws, hereinafter referred to individually as ODEBRECHT, and collectively as CONTROLLING SHAREHOLDERS;

II - BNDES PARTICIPAÇÕES S.A. – BNDESPAR, a wholly-owned subsidiary of the National Social and Economic Development Bank (Banco Nacional de Desenvolvimento Econômico e Social – BNDES), with its principal place of business in Brasília, Federal District, and service offices at Avenida República do Chile, 100, 19° e parte do 20° andares, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled in National Register of Legal Entities (CNPJ) under No. 00.383.281/0001 -09, duly represented pursuant to its Bylaws, hereinafter referred to simply as BNDESPAR; and

III - TRIKEM S.A., as INTERVENING PARTY, a joint-stock company, with its principal place of business at Rua Hidrogênio, 3342, Pólo Petroquímico de Camaçari, Camaçari, State of Bahia, enrolled in the National Register of Legal Entities (CNPJ) under No. 13.558.226/0001 -54, herein represented pursuant to its Bylaws, hereinafter referred to as COMPANY,

NOW THEREFORE, the Parties resolve to enter into this Shareholders’ Agreement, according to the clauses and conditions below:

CLAUSE ONE
MAINTENANCE OF THE COMPANY’S
SHARE CONTROL

1.1 The CONTROLLING SHAREHOLDERS hereby assume before BNDESPAR the obligation, either directly or indirectly, throughout the term of this Agreement, to alternatively:

a) keep shares representing at all times the majority of the voting capital of the COMPANY, under the terms of article 116 of Law 6404/76; or

b) participate in the control group of the COMPANY, with persons bound by a voting trust of the COMPANY, pursuant to article 118 of Law 6404/76, and with a percentage not lower than twenty-six percent (26%) of the voting capital of the COMPANY (hereinafter referred to as CONTROL SHARES).

1.2 Should the CONTROLLING SHAREHOLDERS wish to transfer, assign or dispose of, in any way, with or without cost, the CONTROL SHARES or the subscription rights corresponding to the CONTROL SHARES, BNDESPAR may require that the transaction of transfer of ownership of the CONTROL SHARES comprises all of the shares held thereby, subject to the same price and payment conditions.

1.3 The transfer, assignment or disposal of the CONTROL SHARES in violation of the provisions of this clause shall be null and void by operation of law, and the COMPANY shall be required not to effect any registration that would breach the rules set forth herein.

1.4 If the COMPANY becomes involved in any procedure of corporate reorganization, merger or consolidation, which results in its extinction, the obligations assumed by the CONTROLLING SHAREHOLDERS under item 1.1 shall become effective in connection with the company that succeeds the COMPANY, and the provisions contained therein shall apply to such company. The Parties agree that the events described in this item 1.4 do not entail the transfer of the share control under the terms of item 1.1 above, and BNDESPAR shall not be entitled to a tag-along right, pursuant to item 1.2.

1.5 In the occurrence of any procedure of corporate reorganization, merger or consolidation, which results in the extinction of the COMPANY, all the obligations and rights resulting from this Agreement shall be succeeded by the new company.

CLAUSE TWO
EXERCISE OF THE VOTING RIGHT

2.1 The CONTROLLING SHAREHOLDERS, as long as they hold sufficient common shares to elect the members of the Board of Directors of the COMPANY, which assure the majority plus one members, undertake, during the term of this Agreement, to exercise their voting rights so as to guarantee the election to this Board of one (1) member designated by BNDESPAR. In the event the CONTROLLING SHAREHOLDERS’ participation in the common capital assures only an indication of the majority of the members of the Board, and therefore, it is not possible to keep a Board member for BNDESPAR, then the CONTROLLING SHAREHOLDERS agree to take the procedures required to assure that BNDESPAR will have a nonvoting position in this Board, but with the right to attend the meetings of the Board of Directors of the COMPANY, as well as to assure the access to all information addressed to such Board for examination, sending them at least ten (10) days before the date such meetings are to be held.

CLAUSE THREE
CORPORATE MANAGEMENT

3.1 The CONTROLLING SHAREHOLDERS undertake before BNDESPAR to perform the acts required for the COMPANY to execute, as long as it is registered as a publicly held company, the following guidelines and rules concerning its administration, and to provide, as per the terms of Ruling No. 32 of the Brazilian Securities Commission – CVM, dated March 16, 1984, the "IAN" yearly information, the "ITR" quarterly information, and furthermore, any periodical or possible information determined by such ruling, within the timeframes established thereby.

3.2 The CONTROLLING SHAREHOLDERS undertake before BNDESPAR to keep the minimum limit of shares of the COMPANY in possession of minority shareholders, considering the proportion of twenty percent (20%) of the total capital of the COMPANY and pursuant to the provisions in item 1.5.

CLAUSE FOUR
FORMATION OF RESERVES
WITH EFFECTS ON THE DISTRIBUTION OF DIVIDENDS

4. During the term of this Agreement, the CONTROLLING SHAREHOLDERS undertake to exercise their voting right so as not to resolve, without the prior express consent of BNDESPAR, which is to be given within thirty (30) days otherwise the matters will be considered approved, on the formation of reserves or funds that affect the COMPANY’s results, with effects on the rights and interests of the minority shareholders.

CLAUSE FIVE
COMPULSORY PURCHASE AND SALE OF SHARES

5.1 In the event of noncompliance with any obligation assumed in this Agreement by the CONTROLLING SHAREHOLDERS or by the COMPANY, the infringing party shall, within thirty (30) days, remedy such noncompliance so that the opposed act is rendered ineffective, and should it not do so, BNDESPAR may demand that the CONTROLLING SHAREHOLDERS, jointly and severally, acquire, within thirty (30) days after the previous period, all of the shares held thereby in the capital of the COMPANY. The CONTROLLING SHAREHOLDERS hereby agree that the price for the shares shall be one of the following amounts, at the discretion of BNDESPAR:

a) the weighted price average, based on the number of shares traded on the São Paulo Stock Exchange – BOVESPA over the last ninety (90) trading sessions prior to the date of the notice dealt with in item 5.2, in which the shares issued by the COMPANY were issued. Calculation of such weighed average shall be made by dividing the financial traded volume by the number of traded shares issued by the COMPANY.

b) the economic value of the shares, ascertained according to the discounted cash flow method, by a first-tier investment bank retained by the COMPANY, and accepted and chosen by BNDESPAR from a three-name list presented by the COMPANY.

5.2 If the CONTROLLING SHAREHOLDERS are notified to acquire the shares of BNDESPAR as provided for in the above item, and fail to do so within thirty (30) days, they shall also be subject to the payment of a default fine of ten percent (10%) of the total amount established for the BNDESPAR shares.

CLAUSE SIX
GENERAL PROVISIONS

6.1 This Agreement shall terminate upon the earlier to occur of the following: i) BNDESPAR holds less than ten percent (10%) of the share capital of the COMPANY; ii) BNDESPAR holds less than five percent (5%) of the company that may succeed it; or iii) ten (10) years, from the date hereof.

6.2 This Agreement is binding on the parties hereto and their successors.

6.3 All the obligations are hereby assumed by the parties on an irrevocable and irreversible basis.

6.4 The parties agree that the simple payment of losses and damages will not constitute proper offsetting in case of nonperformance of the obligations assumed in this Agreement, which shall admit specific enforcement pursuant to the provisions of article 118 of Law No. 6404 of December 15, 1976, as partially amended by Law No. 9457 of May 5, 1997.

6.5 Each of the parties shall be entitled to request the Chairman of the COMPANY’s General Meeting to declare the invalidity of the vote issued against an express provision of this Agreement, and to request the Executive Office to immediately cancel registration of the transfer of common shares that has been made without observing the preemptive right assured hereunder, irrespective of any judicial or extrajudicial procedure.

6.6 According to the provisions in article 118 of Law No. 6404 of December 15, 76, as partially amended by Law No. 9457 of May 5, 1997, an original copy of this Agreement shall be filed at the COMPANY’s headquarters and the obligations deriving therefrom shall be annotated on the registration books and on the share certificates.

6.7 The CONTROLLING SHAREHOLDERS expressly acknowledge BNDESPAR’s right to freely dispose of its shares in the COMPANY, and BNDESPAR, at any time and at its sole discretion, shall have the option to dispose of the shares either totally or partially.

6.8 Any notice to the parties with respect to this Agreement shall be made in writing as follows: i) by registered letter; ii) by facsimile; or iii) by any other form, including telex, telegram, which provides a written proof of its content.

6.9 If any of the provisions of this Agreement is considered null or unenforceable by a competent authority, it shall be considered excluded from the Agreement, and the remaining provisions shall remain fully valid and effective. If the excluded clause is essential to the performance of this Agreement, the parties undertake to adopt adequate alternative provisions having the same effects as the excluded clause, on pain of termination of this Agreement.

6.10 This Agreement comprises the full understanding of the Parties with regard to the matters regulated by it, and this Agreement shall prevail over any other previous document or understanding between the Parties.

CLAUSE SEVEN
TERMS

7.1 The terms set out in this Agreement shall start to run as from the date of receipt of the respective written notices by the parties.

7.2 The terms referring to BNDESPAR shall take effect as from the filing of the documents at Av. Republica do Chile, n° 100, Rio de Janeiro (RJ).

7.3 When computing the terms, the day of receipt of the documents will be excluded and the day of expiry will be included.

CLAUSE EIGHT
JURISDICTION

8.1 The parties elect the courts of this City of Rio de Janeiro, to take cognizance of the matters resulting from construction of this Agreement.

IN WITNESS WHEREOF, the parties sign this instrument in three (3) counterparts of identical form and content, for one sole purpose, together with the undersigned witnesses.

Signature page of the Shareholders’ Agreement of TRIKEM S.A., entered into on _____, 2001.

Rio de Janeiro, August 24, 2001

by BNDES PARTICIPAÇÕES S.A. – BNDESPAR:

[sgd]	[sgd]
[illegible]	Wallim Vasconcellos
BNDESPAR Acting Director President	BNDESPAR Director

By OPP QUÍMICA S.A.:
[sgd]	[sgd]

By ODEBRECHT S.A.:
[sgd]	[sgd]

By TRIKEM S.A.:
[sgd]	[sgd]

WITNESSES:
[sgd]	[sgd]
Marinalva S. Machado	Luiz Sérgio de Figueiredo Macedo
CPF: 443108467-34	CPF 790.069.657-15/RG 05662790-4